As filed with the Securities and Exchange Commission on January 14, 2004
Registration No. 333-104352

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to
Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AGCO Corporation

(Exact name of registrant as specified in its charter)

Delaware	58-1960019
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4205 River Green Parkway

Duluth, Georgia 30096
(770) 813-9200
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Stephen D. Lupton

Senior Vice President of Corporate Development and General Counsel
AGCO Corporation
4205 River Green Parkway
Duluth, Georgia 30096
(770) 813-9200
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With copies to:

W. Brinkley Dickerson, Jr.	M. Hill Jeffries
Troutman Sanders LLP	Alston & Bird LLP
600 Peachtree Street, Suite 5200	One Atlantic Center
Atlanta, Georgia 30308-2216	1201 West Peachtree Street
(404) 885-3000	Atlanta, Georgia 30309-3424
(404) 881-7000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount To Be	Offering Price	Aggregate Offering	Amount of
Securities to be Registered	Registered(1)(2)	Per Unit(3)(4)	Price(3)(4)(5)	Registration Fee(6)

Common Stock

Debt Securities

Total	$700,000,000	100%	$700,000,000	$56,630.00

(1)	There are being registered such indeterminate number of shares and principal amounts and related guarantees as may from time to time be issued at indeterminate prices, including such indeterminate number of shares and principal amounts as may be issued upon exchange or redemption of debt securities that provide for exchange or redemption into such securities. No separate consideration will be received for any common stock or debt securities so issued upon exchange or redemption or for any guarantee.

(2)	In United States dollars or the equivalent thereof in foreign currencies, currency units or composite currencies.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act.

(4)	Exclusive of accrued interest and distributions, if any.

(5)	Such amount represents the amount computed pursuant to Rule 457(c) for any common stock, the principal amount of any debt securities issued at their principal amount and the issue price rather than the principal amount of any debt securities issued at an original issue discount.

(6)	$40,450 of such amount has been previously paid by AGCO Corporation.

    The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that the registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

$700,000,000

AGCO Corporation

Common Stock

Debt Securities

        We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable supplement carefully before you invest. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

      Our business involves significant risks and uncertainties. These risks are described under the caption “Risk Factors” beginning on page 7.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is January 14, 2004.

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $700,000,000, or the equivalent of this amount in foreign currencies, currency units or composite currencies.

      This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and the prospectus supplement, including the additional information incorporated by reference and described below under the heading “Where You Can Find More Information,” carefully before you invest.

      You should rely only on the information provided in this prospectus and in any prospectus supplement, including the information we incorporate by reference. Neither we nor any underwriters or agents have authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not offering the securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or in any prospectus supplement, including any document incorporated by reference, is accurate at any date other than the date indicated on the cover page of the documents.

      Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “AGCO,” “we,” “us,” “our” or similar references mean AGCO Corporation and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

      We file reports, proxy statements and other information with the SEC. You may obtain copies of this information by mail from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site at www.sec.gov that contains reports, proxy statements and other information regarding registrants like us that file electronically. Reports, proxy statements and other information concerning us also may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. We also maintain an internet site at www.agcocorp.com that contains information concerning us and our affiliates. The information at our internet site is not incorporated by reference in this prospectus, and you should not consider it to be a part of this prospectus.

Incorporation by Reference

      The rules of the SEC allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. We incorporate by reference the following documents that we have filed with the SEC (SEC File No. 1-12930):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003;

•	Our proxy statement relating to our Annual Meeting of Stockholders held on April 24, 2003 (other than the material contained under the headings “Audit Committee Report,” “Compensation Committee Report on Executive Compensation” and “Performance Graph”);

•	Our Current Reports on Form 8-K dated September 10, 2003, December 15, 2003, January 7, 2004 and January 8, 2004; and

•	The description of our common stock contained in our Registration Statement on Form 8-A dated March 17, 1992, as amended by Amendment No. 1 on Form 8-A/A dated August 19, 1999.

      We are also incorporating by reference the documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus and the termination of the offering of securities contemplated hereby. In no event, however, will any of the information that we disclose under Item 9 or Item 12 of any Current Report on Form 8-K that we may from time to time file with the SEC be incorporated by reference into, or otherwise part of, this prospectus.

      We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, a copy of any and all of these filings. You may request a copy of these filings by writing or telephoning us at:

Investor Relations

AGCO Corporation
4205 River Green Parkway
Duluth, Georgia 30096
(770) 813-9200

SUMMARY

      This prospectus is part of a registration statement that we filed with the SEC using the “shelf” registration process. Under this process, we may offer, from time to time, shares of common stock and debt securities, in one or more offerings up to a total of $700,000,000 or the equivalent of this amount in foreign currencies, currency units or composite currencies. You should read the summary together with the more detailed information contained in the rest of this prospectus and in the applicable prospectus supplement. The prospectus supplement relating to particular securities will describe their terms.

Common Stock

      We may offer shares of our common stock. Holders of common stock are entitled to receive dividends, if and when declared by our board of directors. Each holder of common stock is entitled to one vote per share. The holders of common stock have no preemptive rights or cumulative voting rights.

Debt Securities

      We may offer debt securities, which may or may not be guaranteed, in the form of subordinated debt. Each issuance of debt securities may have different terms, including interest rates, maturity dates, voluntary and mandatory redemption provisions, covenants and security features. Subordinated debt securities will not be entitled to interest or principal payments unless and until interest and principal are paid upon the senior debt securities. Any debt securities will be issued under one or more indentures between AGCO and SunTrust Bank, Atlanta, as trustee.

Our Company

      We are the third largest manufacturer and distributor of agricultural equipment and related replacement parts in the world based on annual net sales. We sell a full range of agricultural equipment, including tractors, combines, self-propelled sprayers, hay tools, forage equipment and implements. Our products are widely recognized in the agricultural equipment industry and are marketed under a number of brand names including AGCO®, AgcoAllis®, AgcoStar®, Ag-Chem®, Challenger®, Farmhand®, Fendt®, Fieldstar®, Gleaner®, Glencoe®, Hesston®, Lor*Al®, Massey Ferguson®, New Idea®, RoGator®, SoilteqTM, Spra-Coupe®, Sunflower®, Terra-Gator®, Tye®, White® and Willmar®. We distribute most of our products through a combination of approximately 8,600 independent dealers and distributors, associates and licensees in more than 140 countries. In addition, we provide retail financing in North America, the United Kingdom, France, Germany, Spain, Ireland and Brazil through our finance joint ventures with Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., which we refer to as “Rabobank.”

      Since our formation in June 1990, we have grown substantially through a series of over 20 acquisitions. On January 5, 2004, we acquired the Valtra tractor and diesel engine operations of Kone Corporation, a Finnish company, for € 600.0 million net of approximately € 22.0 million cash acquired and subject to customary closing adjustments. Valtra is a global tractor and off-road engine manufacturer with market leadership positions in the Nordic region of Europe and Latin America. Valtra is known for its strong engineering and technical skills in tractor and diesel engine manufacturing, which allow it to produce high-quality products in an efficient and expedited manner. In addition, Valtra has a unique and highly effective direct sales network in certain markets which, together with Valtra’s “made to order” manufacturing process, has allowed it to achieve significant market share in its core markets.

      We completed the initial funding of the € 600.0 million cash purchase price (net of € 22.0 million cash acquired) of Valtra using $100.0 million borrowed under an interim bridge facility provided by Rabobank and Morgan Stanley Senior Funding, Inc., € 100.0 million borrowed under a new revolving credit facility, $300.0 million under a new United States dollar denominated term loan facility and € 120.0 million borrowed under a new Eurodollar denominated term loan facility. We paid the balance of the purchase price with available cash on hand, a portion of which was raised from the issuance of $201.3 million principal amount of 1 3/4% convertible senior subordinated notes due 2033.

      The address of our principal executive offices is 4205 River Green Parkway, Duluth, Georgia 30096, and our telephone number is (770) 813-9200. Our internet site is www.agcocorp.com. Information contained on our internet site is not incorporated by reference into this prospectus. You should not consider information contained on our internet site to be a part of this prospectus.

Ratio of Earnings to Fixed Charges

      Our consolidated ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. The following table shows our consolidated ratio of earnings to fixed charges for each of the five fiscal years ended December 31, 2002 and the nine months ended September 30, 2003:

		Year Ended December 31,
	Nine Months Ended
	September 30, 2003	2002	2001	2000	1999	1998

Ratios of earnings to fixed charges (a)	2.0	1.5	1.4	—	—	1.9

(a)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes and distributed earnings of less-than-50%-owned affiliates, plus fixed charges. Fixed charges consist of interest costs (whether expensed or capitalized), amortization of debt issuance costs and an estimate of the interest cost in rental expense. The deficiency of the earnings to fixed charges in 2000 was $4.2 million and in 1999 was $19.2 million.

RISK FACTORS

      Investing in our securities involves risks. In deciding whether to invest in our securities, you should carefully consider the following risk factors, in addition to the other information contained or incorporated by reference in this prospectus. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the value of our securities could decline and you may lose all or part of your investment.

      In addition, the prospectus supplement applicable to each type or series of securities we offer will contain a discussion of risks applicable to the particular type of securities that we are offering under that prospectus supplement. Prior to making a decision about investing in our securities, you should carefully consider the risk factors in this prospectus in addition to the specific risk factors discussed under the caption “Risk Factors” in the applicable prospectus supplement, together with all other information contained in the prospectus supplement or appearing in, or incorporated by reference in, this prospectus.

Risks Relating to Our Business

Our financial results depend heavily upon the agricultural industry, and factors that adversely affect the agricultural industry generally will adversely affect our results of operations and financial condition.

      Our success depends heavily on the vitality of the agricultural industry. Historically, the agricultural industry, including the agricultural equipment business, has been cyclical and subject to a variety of economic factors, governmental regulations and legislation, and weather conditions. Sales of agricultural equipment generally are related to the health of the agricultural industry, which is affected by farm income and debt levels, farm land values, and farm cash receipts, all of which reflect levels of commodity prices, acreage planted, crop yields, demand, government policies and government subsidies. Sales also are influenced by economic conditions, interest rate and exchange rate levels, and the availability of retail financing. Trends in the industry, such as farm consolidations, may affect the agricultural equipment market. In addition, weather conditions, such as heat waves or droughts, and pervasive livestock diseases can affect farmers’ buying decisions. Downturns in the agricultural industry due to these and other factors are likely to result in decreases in demand for agricultural equipment, which could adversely affect our sales, growth, results of operations and financial condition. During previous downturns in the farm sector, we experienced significant and prolonged declines in sales and profitability, and we expect our business to remain subject to similar market fluctuations in the future.

Our success depends on the introduction of new products, which will require substantial expenditures.

      Our long-term results depend upon our ability to introduce and market new products successfully. The success of our new products will depend on a number of factors, including:

•	customer acceptance;

•	the efficiency of our suppliers in providing component parts;

•	the economy;

•	competition; and

•	the strength of our dealer networks.

      As both we and our competitors continuously introduce new products or refine versions of existing products, we cannot predict the level of market acceptance or the amount of market share our new products will achieve. Any manufacturing delays or problems with our new product launches could adversely affect our operating results. We have experienced delays in the introduction of new products in the past, and we cannot assure you that we will not experience delays in the future. In addition, introducing new products could result in a decrease in revenues from our existing products. Consistent with our strategy of offering new products and product refinements, we expect to continue to use a substantial amount of capital for further product development and refinement. We may need more capital for product development and refinement than is available to us, which could adversely affect our business, financial condition or results of operations.

Rationalization of manufacturing facilities may cause production capacity constraints and inventory fluctuations, which could adversely affect our results of operations and financial condition.

      The rationalization of our manufacturing facilities has at times resulted in, and similar rationalizations in the future may result in, temporary constraints upon our ability to produce product quantities necessary to fill orders and thereby complete sales in a timely manner. A prolonged delay in our ability to fill orders on a timely basis could affect customer demand for our products and increase the size of our product inventories, causing future reductions in our manufacturing schedules and adversely affecting our results of operations. For example, we recently transferred a portion of our production from our Coventry, England facility to our Beauvais, France facility. After this transfer, several suppliers to the Beauvais facility were unable to supply necessary components and parts in a timely manner. As a result, we were not able to meet our manufacturing and sales objectives for products produced at that facility and recently temporarily reduced our manufacturing targets to address these issues. Moreover, our continuous development and production of new products will often involve the retooling of existing manufacturing facilities. This retooling may limit our production capacity at certain times in the future, which could adversely affect our results of operations and financial condition.

We depend on suppliers for components and parts for our products, and any failure by our suppliers to provide products as needed or by us to promptly address supplier issues will adversely impact our ability to timely and efficiently manufacture and sell products.

      Our products include components and parts manufactured by others. As a result, our ability to timely and efficiently manufacture existing products, to introduce new products and to shift manufacturing of products from one facility to another depends on the quality of these components and parts and the timeliness of their delivery to our facilities. At any particular time, we depend on many different suppliers and the failure by one or more of our suppliers to perform as needed will result in fewer products being manufactured, shipped and sold. If the quality of the components or parts provided by our suppliers is less than required and we do not recognize that failure prior to the shipment of our products, we will incur higher warranty costs. The timely supply of component parts for our products also depends on our ability to manage our relationships with suppliers, to identify and replace suppliers that have failed to meet our schedules or quality standards, and to monitor the flow of components and accurately project our needs.

We have significant international operations and, as a result, we are exposed to risks related to foreign laws, taxes, economic conditions, labor supply and relations, political conditions and governmental policies. These risks may delay or reduce our realization of value from our international operations.

      For the nine months ended September 30, 2003, we derived approximately $1.6 billion or 66.0% of our revenues from sales outside North America. The primary foreign countries in which we do business are Germany, France, Brazil, the United Kingdom and Finland. In addition, we have significant manufacturing operations in France, Germany, Brazil, Denmark and Finland. Our results of operations and financial condition may be adversely affected by the laws, taxes, economic conditions, labor supply and relations, political conditions and governmental policies of the foreign countries in which we conduct business. Some of our international operations also are subject to various risks that are not present in domestic operations, including restrictions on dividends and the repatriation of funds. Foreign developing markets may present special risks, such as unavailability of financing, inflation, slow economic growth and price controls.

      Domestic and foreign political developments and government regulations and policies directly affect the international agricultural industry, which affects the demand for agricultural equipment. If demand for agricultural equipment declines, our sales, growth, results of operations and financial condition may be adversely affected. The application, modification or adoption of laws, regulations, trade agreements or policies adversely affecting the agricultural industry, including the imposition of import and export duties and quotas, expropriation and potentially burdensome taxation, could have an adverse effect on our business. The ability of our international customers to operate their businesses and the health of the agricultural industry in general are affected by domestic and foreign government programs that provide economic support to farmers. As a result, farm income levels and the ability of farmers to obtain advantageous financing and other protections would be reduced to the extent that any such programs are curtailed or eliminated. Any such reductions would likely result in a decrease in demand for agricultural equipment. For example, a decrease or elimination of current price protections for commodities or of subsidy payments for farmers in the European Union, the United States, Brazil or elsewhere in South America could negatively impact the operations of farmers in those regions, and, as a result, our sales may decline if these farmers delay, reduce or cancel purchases of our products.

We are subject to currency exchange rate fluctuations and interest rate changes, which could adversely affect our financial performance.

      We conduct operations in many areas of the world involving transactions denominated in a variety of currencies. Our production costs, profit margins and competitive position are affected by the strength of the currencies in countries where we manufacture or purchase goods relative to the strength of the currencies in countries where our products are sold. In addition, we are subject to currency exchange rate risk to the extent that our costs are denominated in currencies other than those in which we earn revenues and to risks associated with translating the financial statements of our foreign subsidiaries from local currencies into United States dollars. Similarly, changes in interest rates affect our results of operations by increasing or decreasing borrowing costs and finance income. Our most significant transactional foreign currency exposures are the Euro, Brazilian real and the Canadian dollar in relation to the United States dollar. Where naturally offsetting currency positions do not occur, we attempt to manage these risks by hedging some, but not all, of our exposures through the use of foreign currency forward exchange contracts. As with all hedging instruments, there are risks associated with the use of foreign currency forward exchange contracts, interest rate swap agreements and other risk management contracts. While the use of such hedging instruments provides us with protection from certain fluctuations in currency exchange and interest rates, we potentially forego the benefits that might result from favorable fluctuations in currency exchange and interest rates. In addition, any default by the counterparties to these transactions could adversely affect us. Despite our use of financial hedging transactions, we cannot assure you that currency exchange rate or interest rate fluctuations will not adversely affect our results of operations, cash flow, financial condition or the price of our common stock.

We are subject to extensive environmental laws and regulations, and our costs related to compliance with, or our failure to comply with, existing or future laws and regulations could adversely affect our business and results of operations.

      We are subject to increasingly stringent environmental laws and regulations in the countries in which we operate. These regulations govern, among other things, emissions into the air, discharges into water, the use, handling and disposal of hazardous substances, waste disposal and the remediation of soil and groundwater contamination. Our costs of complying with these or any other current or future environmental regulations may be significant. For example, the European Union and the United States have adopted more stringent environmental regulations regarding emissions into the air. As a result, we will likely incur increased capital expenses to modify our products to comply with these regulations. Further, we may experience production delays if we or our suppliers are unable to design and manufacture components for our products that comply with environmental standards established by regulators. For example, our engine suppliers are subject to air quality standards, and production at our facilities could be impaired if these suppliers are unable to timely respond to any changes in environmental laws and regulations affecting engine emissions. Compliance with environmental and safety regulations has added and will continue to add to the cost of our products and increase the capital-intensive nature of our business. We cannot assure you that we will not be adversely impacted by costs, liabilities or claims with respect to our operations under existing laws or those that may be adopted in the future. If we fail to comply with existing or future laws and regulations, we may be subject to governmental or judicial fines or sanctions and our business and results of operations could be adversely affected.

Our labor force is heavily unionized, and our contractual and legal obligations under collective bargaining agreements and labor laws may subject us to greater risks of work interruption or stoppage and could cause our costs to be higher.

      Most of our employees, principally at our manufacturing facilities, are represented by collective bargaining agreements with contracts that expire on varying dates. Several of our collective bargaining agreements are of limited duration and, therefore, must be re-negotiated frequently. As a result, we could incur significant administrative expenses associated with union representation of our employees. Furthermore, we are at greater risk of work interruptions or stoppages than non-unionized companies, and any work interruption or stoppage could significantly impact the volume of goods we have available for sale. In addition, collective bargaining agreements and labor laws may impair our ability to reduce our labor costs by streamlining existing manufacturing facilities and in restructuring our business because of limitations on personnel and salary changes and similar restrictions.

We have significant pension obligations with respect to our employees.

      A portion of our active and retired employees participate in defined benefit pension plans under which we are obligated to provide prescribed levels of benefits regardless of the value of the underlying assets, if any, of the applicable pension plan. If our obligations under a plan are unfunded or underfunded, we will have to use cash flow from operations and other sources to pay our obligations either as they become due or over some shorter funding period. As of December 31, 2002, we had approximately $162 million in unfunded or underfunded obligations related to our pension and other post-retirement health care benefits.

The agricultural equipment industry is highly seasonal, and seasonal fluctuations may adversely affect our quarterly results of operations, cash flows and financial condition.

      The agricultural equipment business is highly seasonal, which causes our quarterly results to fluctuate during the year. December is typically our largest month for retail sales because our customers purchase a higher volume of our products at year end with funds from their completed harvests and when dealer incentives are greatest. In addition, farmers purchase agricultural equipment in the Spring and Fall in conjunction with the major planting and harvesting seasons. Our net sales and income from operations have historically been the lowest in the first quarter and have increased in subsequent quarters as dealers increase inventory in anticipation of increased retail sales in the third and fourth quarters.

We face intense competition and, if we are unable to compete successfully against other agricultural equipment manufacturers, we could lose customers and our revenues and profitability may decline.

      The agricultural equipment business is highly competitive, particularly in North America, Europe and Latin America. We compete with several large national and international companies that, like us, offer a full line of agricultural equipment. We also compete with numerous short-line and specialty manufacturers and suppliers of farm equipment products. Our two key competitors, Deere & Co. and CNH Global, are substantially larger than we are and have greater financial and other resources. In addition, in some markets, we compete with smaller regional competitors with significant market share in a single country or group of countries. We cannot assure you that these competitors will not substantially increase the resources devoted to the development and marketing, including discounting, of products that compete with our products. If we are unable to compete successfully against other agricultural equipment manufacturers, we could lose customers and our revenues and profitability may decline. There also can be no assurances that consumers will continue to regard our agricultural equipment favorably, and we may be unable to develop new products that appeal to consumers or unable to continue to compete successfully in the agricultural equipment business. In addition, competitive pressures in the agricultural equipment business may affect the market prices of new and used equipment, which, in turn, may adversely affect our sales margins and results of operations.

Risks Relating to the Valtra Acquisition

We can provide no assurances that our acquisition of Valtra will be approved by the Brazilian competition authority.

      We have applied to the Brazilian competition authority for its approval of our purchase of Valtra. At this time, we cannot predict with certainty when or whether the Brazilian competition authority will grant its approval. Under Brazilian law, we were permitted to complete the purchase of Valtra without having received such approval; however, the Brazilian competition authority may, in the absence of granting such approval, impose conditions on how we operate both Valtra’s Brazilian business and our existing Brazilian business. The timing and the conditions of such approval may delay or prevent us from fully executing our business plan for operating the Valtra business and our existing business or may force us to sell a portion of the Valtra business or our existing business, which could adversely affect our financial condition and results of operations.

We may encounter difficulties in integrating Valtra into our business and may not fully achieve, or achieve within a reasonable time frame, expected strategic objectives, cost savings and other expected benefits of the acquisition.

      We expect to realize strategic and other benefits as a result of our acquisition of Valtra, including, among other things, access to Valtra’s customers in the Nordic and Latin American regions, its research and development capabilities and its engine technology, which can be used with several of our tractor platforms. However, it is impossible to predict with certainty whether, or to what extent, these benefits will be realized or whether we will be able to integrate Valtra in a timely and effective manner. In addition:

•	the costs of integrating Valtra and its operations may be higher than we expect and may require significant attention from our management; and

•	our ability to successfully carry out our growth strategy for Valtra will be affected by, among other things, our ability to maintain and enhance our relationships with existing Valtra customers, changes in the spending patterns and preferences of such customers, and fluctuating economic and competitive conditions.

      Our ability to address these issues will determine the extent to which we are able to successfully integrate, develop and grow the Valtra business and to realize the expected benefits of the transaction. Our failure to do so could have a material adverse effect on our revenues, operating results and financial condition following the transaction and could cause the value of our common stock to decline.

Valtra operates certain business segments that are significantly different from ours, and we face new risks associated with conducting the Valtra business.

      Valtra manufactures and sells diesel engines and is subject to regulations and demands that are different from our core business. We do not have experience in operating an engine manufacturing business and may be unable to achieve the same growth, sales levels and profitability as Valtra has in the past. We also are unfamiliar with the risks that are peculiar to the engine manufacturing industry. For example, engine manufacturers are subject to environmental standards that are adjusted by regulators from time to time to minimize harmful emissions into the air. If we are unable to design and manufacture engines that comply with these changing regulations, Valtra’s introduction of competitive products to the marketplace may be delayed indefinitely. Further, since Valtra supplies us with engines for our products, production at our facilities could be impaired if Valtra is unable to timely respond to regulatory changes. We cannot predict with certainty our ability to effectively operate the Valtra business, and, consequently, our results of operations and financial condition could be negatively impacted following the acquisition.

Risks Relating to Our Indebtedness

We have a substantial amount of indebtedness, which may adversely affect our ability to operate and expand our business.

      We have a significant amount of indebtedness. As of September 30, 2003, we had total long-term indebtedness of approximately $786.9 million, stockholders’ equity of approximately $846.6 million and a ratio of long-term indebtedness to equity of .93 to 1.0. We also had short-term obligations of $27.6 million, capital lease obligations of $2.2 million, unconditional purchase or other long-term obligations of $20.9 million, and amounts owed under an accounts receivable securitization facility of $407.3 million. In addition, we had guaranteed indebtedness owed to third parties of approximately $46.3 million, primarily related to dealer and end-user financing of equipment.

      Our substantial indebtedness could have important adverse consequences. For example, it could:

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, which would reduce the availability of our cash flow to fund future working capital, capital expenditures, acquisitions and other general corporate purposes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	restrict us from introducing new products or pursuing business opportunities;

•	place us at a competitive disadvantage compared to our competitors that have relatively less indebtedness;

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds or pay cash dividends; and

•	if our senior unsecured debt rating is downgraded three levels by Standard & Poor’s or two levels by Moody’s, the agent under our accounts receivable securitization facilities has the right to terminate the facilities, which would prevent us from selling additional receivables to our commercial paper conduit.

Covenants in our debt instruments restrict or prohibit us from engaging in or entering into a variety of transactions, which could adversely affect us.

      The indentures governing our outstanding indebtedness contain various covenants that limit, among other things, our ability to:

•	incur additional indebtedness;

•	pay dividends or make distributions or certain other restricted payments;

•	make certain investments;

•	receive dividends or other payments from restricted subsidiaries;

•	issue or sell capital stock of restricted subsidiaries;

•	guarantee indebtedness;

•	enter into transactions with stockholders or affiliates;

•	create liens;

•	sell assets;

•	engage in sale-leaseback transactions; and

•	enter into certain mergers and consolidations.

      Failing to comply with those covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations.

A breach of a covenant in our debt instruments could cause acceleration of a significant portion of our outstanding indebtedness.

      A breach of a covenant or other provision in any debt instrument governing our current or future indebtedness could result in a default under such instruments. Our ability to comply with these covenants and other provisions may be affected by events beyond our control, and we cannot assure you that we will be able to comply with these covenants and other provisions. Upon the occurrence of an event of default under any debt instrument, the lenders could elect to declare all amounts outstanding to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders could proceed against collateral granted to them, if any, to secure the indebtedness. If our current or future lenders accelerate the payment of the indebtedness owed to them, we cannot assure you that our assets would be sufficient to repay in full our outstanding indebtedness.

Our subsidiaries hold a majority of our assets and conduct a majority of our operations, and they will not be obligated to make payments on our indebtedness.

      We conduct a majority of our business through our subsidiaries. These subsidiaries directly and indirectly own a majority of the assets of our business and conduct operations themselves and through other subsidiaries. Therefore, we depend on distributions and advances from our subsidiaries and the repayment by our subsidiaries of intercompany loans and advances to meet our debt service and other obligations. Contractual provisions, laws or regulations to which we or any of our subsidiaries are or may become subject, as well as any subsidiary’s financial condition and operating requirements, may limit our ability to obtain cash required to service our indebtedness.

We may not have sufficient cash flow to make payments on our indebtedness.

      Our ability to pay principal and interest on our indebtedness and to fund our planned capital expenditures depends on our future operating performance. Our future operating performance is subject to a number of risks and uncertainties that are often beyond our control, including general economic conditions and financial, competitive, regulatory and environmental factors. For a discussion of some of these risks and uncertainties, see “— Risks Relating to Our Business.” Consequently, we cannot assure you that we will have sufficient cash flow to meet our liquidity needs, including making payments on our indebtedness.

      If our cash flow and capital resources are insufficient to allow us to make scheduled payments on our debt, we may have to sell assets, seek additional capital or restructure or refinance our debt. We cannot assure you that the terms of our debt will allow for these alternative measures or that such measures would satisfy our scheduled debt service obligations.

      If we cannot make scheduled payments on our debt:

•	the holders of our debt could declare all outstanding principal and interest to be due and payable;

•	the holders of our secured debt could commence foreclosure proceedings against our assets;

•	we could be forced into bankruptcy or liquidation; and

•	you could lose all or part of your investment in our common stock.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

      Certain statements included or incorporated by reference in this prospectus reflect assumptions, expectations, projections, intentions or beliefs about future events. These statements, which may relate to such matters as our expectations with respect to the Valtra acquisition, industry conditions, net sales and income, restructuring and other infrequent expenses, impairment charges, future capital expenditures, fulfillment of working capital needs, the impact of war and political unrest and future acquisition plans, are “forward-looking statements” within the meaning of the federal securities laws. These statements do not relate strictly to historical or current facts, and you can identify certain of these statements, but not necessarily all, by the use of the words “anticipate,” “assumed,” “indicate,” “estimate,” “believe,” “predict,” “forecast,” “rely,” “expect,” “continue,” “grow” and other words of similar meaning. Although we believe that the expectations and assumptions reflected in these statements are reasonable in view of the information currently available to us, there can be no assurance that these expectations will prove to be correct. These forward-looking statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in or implied by the forward-looking statements. In addition to the specific factors discussed in the “Risk Factors” section in this prospectus, in our reports that are incorporated by reference and in any applicable prospectus supplement, the following are among the important factors that could cause actual results to differ materially from the forward-looking statements:

•	general economic and capital market conditions;

•	the worldwide demand for agricultural products;

•	grain stock levels and the levels of new and used field inventories;

•	government policies and subsidies;

•	weather conditions;

•	interest and foreign currency exchange rates;

•	pricing and product actions taken by competitors;

•	commodity prices, acreage planted and crop yields;

•	farm income, land values, debt levels and access to credit;

•	pervasive livestock diseases;

•	production disruptions;

•	supply and capacity constraints;

•	our cost reduction and control initiatives;

•	our research and development efforts;

•	dealer and distributor actions;

•	technological difficulties; and

•	political and economic uncertainty in various areas of the world.

      Any forward-looking statement should be considered in light of such important factors.

      New factors that could cause actual results to differ materially from those described above emerge from time to time, and it is not possible for us to predict all of such factors or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. Any forward-looking statement speaks only as of the date on which such statement is made, and we do not undertake any obligation to update the information contained in such statement to reflect subsequent developments or information except as required by law.

USE OF PROCEEDS

      Unless otherwise specified in an applicable prospectus supplement, we will use the proceeds we receive from the sale of the offered securities for general corporate purposes including, but not limited to, funding operations and capital expenditures, repaying or refinancing of existing indebtedness and financing acquisitions. Net proceeds may be temporarily invested prior to use. The precise amounts and timing of the application of proceeds will depend upon our funding requirements at the time of issuance and the availability of other funds.

DIVIDEND POLICY

      We cannot provide you with any assurance that we will pay dividends in the foreseeable future. In the first quarter of 2001 we paid a dividend of $.01 per share on our common stock, but we have not subsequently paid a cash dividend. The indenture governing our senior subordinated notes and the indenture governing our senior notes contain restrictions on our ability to pay dividends.

THE SECURITIES WE MAY OFFER

      This prospectus is part of a shelf registration statement. Under this shelf registration statement, we may offer from time to time up to $700,000,000, or the equivalent of this amount in foreign currencies, currency units or composite currencies, of any of the following securities:

•	Common stock; and

•	Debt securities.

DESCRIPTION OF CAPITAL STOCK

      Our authorized capital stock consists of 150,000,000 shares of common stock, having a par value of $.01 per share, and 1,000,000 shares of preferred stock, having a par value of $.01 per share. The preferred stock may be issued in separate series as authorized by our board of directors. As of January 6, 2004, there were 75,409,655 shares of common stock outstanding. All outstanding shares of common stock are fully paid and nonassessable.

Common Stock

      We may, at our option, elect to offer common stock. The following description of our common stock is only a summary and is subject to the terms of provisions of our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws. We encourage you to read our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, which have been filed with the SEC and are incorporated by reference into this prospectus.

      Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Cumulative voting is not permitted. Holders of a majority of the shares of common stock are entitled to vote in any election of directors and may elect all of the directors standing for election. Subject to any preferential dividend rights of outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of AGCO, the holders of common stock are entitled to receive ratably the net assets of AGCO available for distribution after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we have or may designate and issue in the future.

Transfer Agent and Registrar

      The transfer agent and registrar for our common stock is SunTrust Bank.

Listing

      Our common stock is listed for trading on the New York Stock Exchange under the symbol “AG.”

Rights Plan

      We adopted a stockholder rights plan on April 27, 1994. Our board of directors implemented the plan by declaring a dividend of one preferred share purchase right for each share of common stock outstanding. The rights plan provides that each share of common stock outstanding will have attached to it the right to purchase a one-hundredth of a share of Junior Cumulative Preferred Stock, or junior preferred stock. The purchase price per a one-hundredth of a share of junior preferred stock is $200.00, subject to adjustment. Our stockholder rights plan was approved by our stockholders in 1994.

      The rights will be exercisable only if a person or group (“acquirer”) acquires 20% or more of our common stock or announces a tender offer or exchange offer that would result in the acquisition of 20% or more of our common stock or, in some circumstances, if additional conditions are met. Once they are exercisable, the plan allows stockholders, other than the acquirer, to purchase our common stock or securities of the acquirer with a then current market value of two times the exercise price of the right. Merely holding a right does not confer any additional rights as a stockholder of AGCO until it is exercised. The rights are redeemable for $.01 per right, subject to adjustment, at the option of the board of directors. The rights will expire on April 26, 2004, unless they are extended, redeemed or exchanged by us before that date.

      The rights have certain “anti-takeover” effects because they may cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors. Generally, the rights should not interfere with any merger or other business combination approved by our board of directors prior to the time that there is an acquirer since until such time the rights generally may be redeemed by our board of directors at $.01 per right.

Preferred Stock

      We have the authority to issue up to 1,000,000 shares of preferred stock, par value $.01 per share, with 300,000 shares designated as a series of junior preferred stock, par value $.01 per share. The junior preferred stock may be acquired in accordance with the terms of our preferred share purchase rights. As of the date of this prospectus, we did not have any shares of preferred stock outstanding. Our board of directors is authorized at any time to issue all or any shares of preferred stock in one of more classes or series and to determine the following terms for each series of preferred stock:

•	the offering price at which we will issue the preferred stock;

•	whether that series of preferred stock will be entitled to receive dividends;

•	the dividend rate (or method for determining the rate);

•	whether dividends on that series of preferred stock will be cumulative, noncumulative or partially cumulative;

•	the liquidation preference of that series of preferred stock, if any;

•	the conversion or exchange provisions applicable to that series of preferred stock, if any;

•	the redemption or sinking fund provisions applicable to that series of preferred stock, if any;

•	the voting rights of that series of preferred stock, if any; and

•	the terms of any other preferences, rights, qualifications, limitations, or restrictions, if any, applicable to that series of preferred stock.

DESCRIPTION OF DEBT SECURITIES

      We may issue debt securities from time to time in one or more series under one or more indentures between us and SunTrust Bank, Atlanta, as trustee, unless we identify a different trustee in the applicable prospectus supplement. Debt securities will be subordinated debt securities. The following summary outlines the material terms of the debt securities. The particular terms of the debt securities offered by any prospectus supplement, and the extent, if any, to which these general provisions do not apply to the debt securities will be described in the prospectus supplement relating to such debt securities.

      The terms of the debt securities will include those stated in the indentures and those made part of the indentures by reference to the Trust Indenture Act of 1939, as in effect on the date of the indenture. The following summary of certain provisions of the indenture is not complete and we refer you to the forms of the indentures, including definitions of certain terms used below. Copies of the indentures will be filed as exhibits to the Registration Statement.

General

      The following summaries set forth certain general terms and provisions of the indentures and the debt securities. The prospectus supplement relating to a series of debt securities being offered will contain the following terms, if applicable unless immaterial:

•	title and ranking;

•	aggregate principal amount and any limit on such amount;

•	price (expressed as a percentage of the principal amount thereof) at which such debt securities will be issued;

•	maturity date or dates, or the method for determining such date or dates or the right, if any, of AGCO to defer payment of principal at maturity;

•	interest rate or rates (which may be fixed or variable and will include reset rates, if any, and the method by which any such rate will be determined), or the method by which such rate or rates shall be determined and the right, if any, of AGCO to defer any interest payment;

•	date or dates, or the method for determining such date or dates, from which any such interest will accrue, and the dates on which any such interest will be payable;

•	the regular record dates, if any, for the interest payments, or the method by which such dates shall be determined;

•	the persons to whom we will be obligated to pay interest and the basis upon which interest shall be calculated if other than that of a 360-day year consisting of twelve 30-day months;

•	place or places where the principal of and premium, if any, and interest, if any, on such debt securities will be payable, and where such debt securities may be surrendered for transfer or exchange and where notices or demands to or upon us regarding the debt securities and the indenture may be served;

•	redemption or early repayment provisions, the terms and conditions upon which we will redeem or repay the debt securities and whether pursuant to such provisions the debt securities may be redeemed in whole or in part;

•	sinking fund repayment provisions and the period or periods within which, the price or prices at which, the currency or currencies including currency unit or units in which and the other terms and conditions upon which the debt securities will be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	any terms for the attachment to the debt securities of warrants, options or other rights to purchase or sell securities;

•	if other than in U.S. dollars, the currency or currencies, including currency unit or units, in which the principal of, premium, if any, and interest, if any, on the debt securities will be payable, or in which the debt securities will be denominated;

•	any applicable subordination provisions;

•	whether the amount of payments of principal of (and premium, if any) or interest, if any, on the debt securities may be determined with reference to an index, formula or other method and the manner in which such amounts shall be determined;

•	provisions, if any, granting special rights to the holders of debt securities upon certain events;

•	additions to or changes in the events of default or covenants of AGCO with respect to the debt securities and any change in the right of the trustee or the holders to declare the principal, premium and interest with respect to such securities to be due and payable;

•	if other than the principal amount, the portion of the principal amount of debt securities that will be payable upon declaration of acceleration of the maturity thereof;

•	whether and under what circumstances we will pay any additional amounts on such debt securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem such debt securities in lieu of making such payment;

•	whether the defeasance and covenant defeasance provisions described under the caption “— Defeasance” will be inapplicable or modified;

•	whether the debt securities will be secured and if so, on what basis and by what assets;

•	whether the debt securities of the series will be in registered or bearer form, any restrictions applicable to the offer, sale or delivery of bearer securities and the terms, if any, upon which bearer securities may be exchanged for registered securities and vice versa;

•	date of any bearer securities or any global security, if other than the date of original issuance of the first security of the series to be issued;

•	person to whom and manner in which any interest shall be payable;

•	whether such securities will be issued in whole or in part in the form of one or more global securities;

•	identity of the depository for global securities;

•	securities exchange(s) on which the securities will be listed, if any;

•	whether any underwriter(s) intend to act as market maker(s) for the securities;

•	if not listed on a securities exchange and no underwriter(s) intend(s) to make a market in the securities, the nature of the exchange market for the securities;

•	whether the debt securities of the series will be issued in book-entry or certificate form;

•	form and/or terms of certificates, documents or conditions which may be necessary, if any, for the debt securities to be issuable in final form;

•	if other than the trustee, the identity of each security registrar and/or paying agent for debt securities of the series;

•	whether the principal of, and any premium, interest or additional amounts on, the debt securities of the series are to be payable, at our election or at the election of the holder of the debt securities, in a currency or currencies other than that in which the debt securities are denominated or stated to be payable, the period or periods during which, and the terms and conditions upon which, this election may be made, and the time and manner of, and identity of the exchange rate agent with responsibility for, determining the exchange rate between the currency or currencies in which the debt securities are denominated or stated to be payable and the currency or currencies in which the debt securities will be payable;

•	whether we may extend the interest payment periods and, if so, the terms of any extension; and

•	additional terms not inconsistent with the provisions of the indenture.

      We may issue debt securities at a substantial discount below their stated principal amount bearing no cash interest or cash interest at a rate below the market rate at the time of issuance. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities. In such cases, all material United States federal income tax and other considerations applicable to any such series will be described in the applicable prospectus supplement.

      We may issue debt securities with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of these debt securities may receive a principal amount on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value on the applicable dates of the applicable currency, commodity, equity index or other factors.

      Information as to the methods for determining the amount of principal or interest payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional tax considerations will be described in the applicable prospectus supplement.

      The indentures may not contain any provisions that afford holders of the debt securities protection in the event we engage in a transaction in which we incur or acquire a large amount of additional debt.

      We will comply with Section 14(e) under the Securities Exchange Act, to the extent applicable, and any other tender offer rules under the Securities Exchange Act which may then be applicable, in connection with any obligation of AGCO to purchase debt securities at the option of holders thereof. Any such obligation applicable to a series of debt securities will be described in the applicable prospectus supplement.

Status of Debt Securities

      We expect the following provisions will generally apply to debt securities, unless we specify otherwise in the applicable prospectus supplement.

      The subordinated debt securities will be subordinate in right of payment to all of our senior indebtedness. With respect to any series of subordinated debt securities, senior indebtedness of AGCO will mean all indebtedness (present or future) created, incurred or assumed by us (and all renewals, extensions or refundings thereof), unless the instrument under which the indebtedness is created, incurred or assumed provides that such indebtedness is not senior or superior in right of payment to the debt securities. Senior indebtedness shall not include (1) any indebtedness to any of our subsidiaries, (2) any trade payables or (3) any liability for federal, state, local or other taxes owed or owing by us.

      Upon payment or distribution of assets or securities of AGCO due to any total or partial liquidation or reorganization, readjustment of debt, bankruptcy, insolvency, receivership, conservatorship, marshalling of assets and liabilities or similar proceedings or any dissolution or winding up of or relating to our company as a whole, whether voluntary or involuntary, the payment of the principal of, and interest on, any subordinated debt securities will be subordinated in right of payment to any obligations in respect of senior indebtedness.

      No direct or indirect payment may be made on subordinated debt securities in the event of:

•	a default in payment of all or any portion of the obligations of any designated senior indebtedness that occurs and is continuing beyond any applicable grace period; or

•	any other default that occurs and is continuing on designated senior indebtedness that permits holders of the designated senior indebtedness to accelerate its maturity and the trustee receives notice of such default from AGCO or the holders of any designated senior indebtedness.

      We may resume payments on the subordinated debt securities when the default is cured or waived to the extent that the subordination provisions of the subordinated indenture will permit us to do so at that time. After we have paid all of our senior indebtedness in full, holders of subordinated debt securities will still be subrogated to the rights of holders of our senior indebtedness for the amount of distributions that otherwise would have been payable to holders of the subordinated debt securities until the subordinated debt securities are paid in full.

      Under certain circumstances, if payment or distribution on account of the subordinated debt securities of any character, whether in cash, securities or other property, is received by a holder of any subordinated debt securities, including any applicable trustee, in contravention of any of the terms of the applicable indenture and before all our senior indebtedness has been paid in full, that payment or distribution or security will be received in trust for the benefit of, and must be paid over or delivered and transferred to, holders of our senior indebtedness at the time outstanding in accordance with the priorities then existing among those holders for application to the payment of all senior indebtedness remaining unpaid to the extent necessary to pay all senior indebtedness in full.

      After we have paid in full all sums we owe on our senior indebtedness, the holders of the subordinated debt securities, together with the holders of our obligations ranking on a parity with the subordinated debt securities, will be entitled to be paid from our remaining assets the amounts at the time due and owing on the subordinated debt securities and the other obligations. We will make payment on the subordinated debt securities before we make any payment or other distribution, whether in cash, property or otherwise, on account of any capital stock or obligations ranking junior to our subordinated debt securities.

      By reason of such subordination, in the event of our insolvency, holders of our senior indebtedness may receive more, ratably, than holders of the subordinated debt securities. This subordination will not prevent the occurrence of any event of default in respect of the subordinated debt securities. The applicable prospectus supplement may modify or set forth additional rights that holders of senior indebtedness may have against holders of subordinated debt securities.

      If we offer subordinated debt securities, the applicable prospectus supplement will set forth the aggregate amount of outstanding indebtedness, if any, as of a specified date that by the terms of such debt securities would be senior to such debt securities. The applicable prospectus supplement will also set forth any limitation on our issuance of any additional indebtedness, including senior indebtedness.

Exchange, Registration, Transfer and Payment

      Principal of, premium, if any, interest and additional amounts on the debt securities will be payable, and the debt securities may be exchanged or transferred, at our office or agency in the Borough of Manhattan, the City of New York (which initially will be the corporate trust office of the Trustee); provided that, at our option, payment of interest may be made by check mailed to the address of the holders as such address appears in the security register or by wire transfer of funds to the holders of an account maintained in the United States.

      We may at any time designate additional paying agents, remove any paying agents, or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for any series. All monies we pay to a paying agent for the payment of principal, premium, interest or additional amounts which remains unclaimed at the end of two years after the principal, premium, interest or additional amounts has become due and payable will be repaid to us, subject to any applicable law. After this time, the holder of the debt security will be able to look only to us for payment.

      Any interest that we do not punctually pay on any interest payment date with respect to a debt security will be defaulted interest and will cease to be payable to the holder on the original regular record date and may either:

•	be paid to the holder at the close of business on a special record date for the payment of defaulted interest to be fixed by the applicable trustee; or

•	may be paid at any time in any other lawful manner, all as more completely described in the applicable indenture.

      If the defaulted interest is to be paid on a special record date, notice of the special record date will be mailed to each holder of such debt security not less than ten days before the special record date.

      Subject to certain limitations imposed on debt securities issued in book-entry form, debt securities of any series will be exchangeable for other debt securities of the same series and with the same total principal amount and authorized denomination upon surrender of the debt securities at the corporate trust office of the applicable trustee. In addition, subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series may be surrendered for transfer and, where applicable, exchange at the corporate trust office of the applicable trustee. Every debt security surrendered for transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer.

      If the applicable prospectus supplement refers to us designating a transfer agent (in addition to the applicable trustee) for any series of debt securities, we may at any time remove the transfer agent or approve a change in the location at which the transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for any series of debt securities. We may at any time designate additional transfer agents with respect to any series of debt securities.

      Neither we nor any trustee will be required to do any of the following:

•	issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before there is a selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing or publication of the relevant notice of redemption;

•	register the transfer of or exchange any debt security, or portion thereof, called for redemption, except the unredeemed portion of any debt security being only partially redeemed;

•	exchange any debt security in bearer form that is selected for redemption, except a debt security in bearer form may be exchanged for a debt security in registered form of that series and like denomination, provided that the debt security in registered form shall be simultaneously surrendered for redemption or exchange; or

•	issue, register the transfer of or exchange any debt security that has been surrendered for repayment at the option of the holder, except the portion, if any, of the debt security that is not to be repaid.

      We expect to issue debt securities in denominations of $1,000, € 1,000 or integral multiples thereof. No service charge will be made for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Global Debt Securities

      We expect the following provisions to apply to all debt securities, unless we indicate otherwise in the applicable prospectus supplement or with a nominee for a depositary identified in the applicable prospectus supplement relating to the series and registered in the name of the depositary or its nominee.

      The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with a depositary. In this case, one or more registered global securities will be issued in a denomination or total denominations equal to the portion of the total principal amount of outstanding registered debt securities of the series to be represented by the registered global securities. Unless and until it is wholly exchanged for debt securities in definitive registered form, a registered global security may not be transferred except as a whole by the depositary to its nominee or by a nominee to the depositary or another nominee, or by the depositary or its nominee to a successor of the depositary or the successor depositary’s nominee. Each global security will be deposited with the depositary and will bear a legend regarding any related restrictions or other matters as may be provided for pursuant to the applicable indenture.

      No global security may be transferred to, or registered or exchanged for debt securities registered in the name of, any person or entity other than the depositary, unless:

•	the depositary has notified us that it is unwilling or unable or is no longer qualified to continue as depositary;

•	we order the trustee that such global security shall be so transferable, registerable and exchangeable, and such transfers shall be registerable; or

•	other circumstances, if any, as may be described in the applicable prospectus supplement.

      All debt securities issued in exchange for a global security or any portion thereof will be registered in such names as the depositary may direct. It is expected that such instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security. The specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a global security will be described in the applicable prospectus supplement.

      Debt securities which are to be represented by a global security to be deposited with or on behalf of a depositary will be represented by a global security registered in the name of such depositary or its nominee. Upon the issuance of such global security, and the deposit of such global security with the depositary, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by such global security to the accounts of institutions that have accounts with such depositary or its nominee (“participants”). The accounts to be credited will be designated by the underwriters or agents of such debt securities or by us, if such debt securities are offered and sold directly by us.

      Ownership of beneficial interests in such global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such global security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the depositary or its nominee for such global security or by participants or persons that hold through participants.

      Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to the depositary’s system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly, which we refer to as indirect participants. Persons who are not participants or indirect participants may beneficially own registered global securities held by the depositary only through participants or indirect participants.

      Except as set forth below, owners of beneficial interests in a registered global security will not be entitled to have the debt securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the debt securities in definitive form, and will not be considered the owners or holders thereof under the applicable indenture.

      The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in such global securities.

      So long as the depositary, or its nominee, is the registered owner of such global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such global security for all purposes under the indenture. Payment of principal of, and premium and interest, if any, on debt securities will be made to the depositary or its nominee as the registered owner or bearer as the case may be of the global security representing such debt securities. Each person owning a beneficial interest in such global security must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. If we request any action of holders or if an owner of a beneficial interest in such global security desires to give any notice or take any action a holder is entitled to give or take under the indenture, the depositary will authorize the participants to give such notice or take such action, and participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

      The rights of any holder of a debt security to receive payment of principal and premium, if any, of and interest on such debt security, on or after the respective due dates expressed or provided for in such debt security shall not be impaired or affected without the consent of the holders. The rights of any holder of a debt security to institute suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the holders.

      None of us, the trustee, any payment agent or the security registrar for such debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global security for such debt securities or for maintaining, supervising or receiving any records relating to such beneficial ownership interests.

      We expect that the depositary or its nominee, upon receipt of any payment of principal, premium, interest or additional amounts, will credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security for such debt securities as shown on the records of such depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants.

      If the depositary for a global security representing debt securities of a particular series is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and we do not appoint a successor depositary within 90 days, we will issue debt securities of such series in definitive form in exchange for such global security. In addition, we may at any time and in our sole discretion determine not to have the debt securities of a particular series represented by one or more global securities and, in such event, will issue debt securities of such series in definitive form in exchange for all of the global securities representing debt securities of such series.

The Depository Trust Company

      The following is based on information furnished to us by DTC:

      DTC will act as securities depository for the securities. The securities will be issued as fully-registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. Generally, one fully registered global security will be issued for each issue of the securities, each in the aggregate principal amount of such issue, and will be deposited with DTC. If, however, the aggregate principal amount of any issue exceeds $500 million, one certificate will be issued with respect to each $500 million of principal amount, and an additional certificate will be issued with respect to any remaining principal amount of such issue.

      DTC, the world’s largest depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for over two million issues of United States and non-United States equity issues, corporate and municipal debt issues, and money market instruments from over 85 countries that its participants deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between direct participants. This eliminates the need for physical movement of securities certificates. Direct participants include both United States and non-United States securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of direct participants of DTC and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation, also subsidiaries of DTCC, as well as by The New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both United States and non-United States securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The DTC Rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

      Purchases of the securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The beneficial interest of each actual purchaser of each security is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners, however, are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of beneficial interests in the securities are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their beneficial interests in the securities, except in the event that use of the book-entry system for the securities is discontinued.

      To facilitate subsequent transfers, all securities deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities; DTC’s records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

      Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the securities unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the regular record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the securities are credited on the regular record date (identified in a listing attached to the omnibus proxy).

      We will pay principal and any premium or interest payments on the securities in immediately available funds directly to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us, on the applicable payment date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of these participants and not of DTC or any other party, subject to any statutory or regulatory requirements that may be in effect from time to time. Payment of principal and any premium or interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our responsibility, disbursement of such payments to direct participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of the direct or indirect participant.

      We will send any redemption notices to DTC. If less than all of the securities of a series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

      DTC may discontinue providing its services as depository for the securities at any time by giving us reasonable notice. Under such circumstances, if a successor securities depository is not obtained, we will print and deliver certificated securities.

      The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

Clearstream and Euroclear

      Debt securities in bearer form of a series also may be issued in the form of one or more global securities that will be deposited with a common depositary for the Euroclear System and Clearstream Banking, societe anonyme Luxembourg (formerly known as Cedelbank), or with a nominee for such depositary identified in the applicable prospectus supplement. The specific terms and procedures, including the specific terms of the depositary arrangement and any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer form global security, with respect to any portion of a series of debt securities to be represented by a bearer form global security will be described in the applicable prospectus supplement.

      Each series of debt securities represented by a global security sold or traded outside the United States may be held through Clearstream or Euroclear, which provide clearing, settlement, depository, and related services for internationally traded securities. Both Clearstream and Euroclear provide a clearing and settlement organization for cross-border bonds, equities, and investment funds. Clearstream is incorporated under the laws of Luxembourg. Euroclear is incorporated under the laws of Belgium.

Considerations Relating to Euroclear and Clearstream

      Euroclear and Clearstream are securities clearance systems in Europe that clear and settle securities transactions between their participants through electronic, book-entry delivery of securities against payment. Euroclear and Clearstream may be depositories for a global security. In addition, if DTC is the depository for a global security, Euroclear and Clearstream may hold interests in the global security as participants in DTC. As long as any global security is held by Euroclear or Clearstream as depository, you may hold an interest in the global security only through an organization that participates, directly or indirectly, in Euroclear or Clearstream, Luxembourg. If Euroclear or Clearstream is the depository for a global security and there is no depository in the United States, you will not be able to hold interests in that global security through any securities clearance system in the United States. Payments, deliveries, transfers, exchanges, notices, and other matters relating to the securities made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream on one hand, and participants in DTC, on the other hand, when DTC is the depository, also would be subject to DTC’s rules and procedures.

Special Timing Considerations for Transactions in Euroclear and Clearstream

      Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices, and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers, and other institutions are open for business in the United States. In addition, because of time-zone differences, United States investors who hold their interests in the securities through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchases or sales of their interests between the United States and European clearing systems, and those transactions may settle later than would be the case for transactions within one clearing system.

Covenants

      The applicable prospectus supplement will describe any material covenants with respect to a series of debt securities. Other than the covenants included in the indenture as described above or as described in the applicable prospectus supplement, there are no covenants or other provisions in the indenture providing holders of debt securities additional protection including with respect to limitations on indebtedness, certain payments, dividends, transactions with affiliates and restricted subsidiaries and liens.

Events of Default

      The following events will be defined as “Events of Default” in the indentures, and will be applied to each series of debt securities we may issue under those indentures, unless we specify otherwise in the applicable prospectus supplement:

(a) default in the payment of principal of or premium, if any, on any debt security when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

(b) default in the payment of interest on any debt security when the same becomes due and payable, and such default continues for a period of 30 days;

(c) default in the performance or breach of the provisions of the indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of AGCO or the failure to make or consummate any required offer to purchase;

(d) default in the performance of or breach of any other covenant or agreement of AGCO in the applicable indenture or under the debt securities (other than a default specified in clause (a), (b) or (c) above) that continues for a period of 30 consecutive days after written notice by the trustee or the holders of 25% or more in aggregate principal amount of the debt securities;

(e) the occurrence with respect to any issue or issues of indebtedness of AGCO or any significant subsidiary having an outstanding principal amount of the amount specified in the supplement for all such issues of all such persons, whether such indebtedness now exists or shall hereafter be created, of:

(1) an event of default that has caused the holder thereof to declare such indebtedness to be due and payable prior to its stated maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration; or

(2) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

(f) any final judgment or order (not covered by insurance) for the payment of money in excess of the amount specified in the supplement for all such final judgments or orders against all such persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against AGCO or any significant subsidiary and shall not be paid or discharged, and there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such persons to exceed a specified amount during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(g) the occurrence of certain events of bankruptcy, insolvency or reorganization of AGCO or one of its significant subsidiaries; and

(h) the occurrence of any other event of default specified in the applicable prospectus supplement.

Acceleration, Waiver and Other Remedies

      If an event of default (other than an event of default specified in clause (g) under the heading “Events of Default”) occurs and is continuing under our indenture,

(i) the trustee or the holders of at least 25% in aggregate principal amount of the debt securities, then outstanding, by written notice to AGCO (and to the trustee if such notice is given by the holders), may, and

(ii) the trustee, at the request of such holders, shall,

declare the principal of, premium, if any, accrued interest and additional amounts on the debt securities to be immediately due and payable.

      Upon a declaration of acceleration, the principal of, premium, if any, accrued interest and additional amounts shall be immediately due and payable. In the event of a declaration of acceleration because an event of default set forth in clause (e) under the heading “Events of Default” above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such event of default pursuant to clause (e) above shall be remedied or cured by AGCO or the relevant significant subsidiary or waived by the holders of the relevant indebtedness within 60 days after the declaration of acceleration with respect thereto. If an event of default in clause (g) above occurs with respect to AGCO, the principal of, premium, if any, accrued interest and additional amounts with respect to the debt securities then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder.

      The holders of at least a majority in principal amount of the outstanding debt securities by written notice to AGCO and to the trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if:

(a) all existing events of default, other than the nonpayment of the principal of, premium, if any, and interest on the debt securities that have become due solely by such declaration of acceleration, have been cured or waived; and

(b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see “Modification” below.

      The holders of at least a majority in aggregate principal amount of the outstanding debt securities may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. However, the trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders. A holder may not pursue any remedy with respect to the indenture or the debt securities unless:

(1) the holder gives the trustee written notice of a continuing event of default;

(2) the holders of at least 25% in aggregate principal amount of outstanding debt securities make a written request to the trustee to pursue the remedy;

(3) such holder or holders offer the trustee indemnity satisfactory to the trustee against any costs, liability or expense;

(4) the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5) during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding debt securities do not give the trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right to bring suit for the enforcement of any payment of the principal, premium, if any interest or additional amounts at their respective due dates.

      Each indenture will require certain officers of AGCO to certify 90 days after the end of each fiscal year, that a review has been conducted of the activities of AGCO and its restricted subsidiaries and AGCO’s and its restricted subsidiaries’ performance under the indenture and that AGCO has fulfilled all obligations thereunder. Alternatively, if there has been a default in the fulfillment of any such obligation, the certification must specify each default and the nature and status thereof. AGCO also will be obligated to notify the trustee of any default or defaults in the performance of any covenants or agreements under the indenture.

Consolidation, Merger and Sale of Assets

      AGCO will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets to any person or permit any person to merge with or into AGCO unless:

(1) (A) AGCO is the continuing person, or (B) the person formed by such consolidation or into which AGCO is merged or that acquired or leased such property and assets of AGCO is a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and expressly assumes, by a supplemental indenture executed and delivered to the trustee, all of the obligations of AGCO on all of the debt securities and under the indenture;

(2) immediately after giving effect to such transaction, no default or event of default has occurred or is continuing;

(3) immediately after giving effect to such transaction on a pro forma basis AGCO, or any person becoming the successor obligor of the debt securities, as the case may be, could incur indebtedness under any covenant contained in the indenture restricting the ability of AGCO to incur indebtedness based on a minimum fixed charges coverage ratio; provided that this clause (3) may not apply to a consolidation or merger with or into a wholly owned restricted subsidiary with a positive net worth; provided further that, in connection with any such merger or consolidation, no consideration (other than common stock in the surviving person or AGCO) may be issued or distributed to the stockholders of AGCO; and

(4) AGCO delivers to the trustee an officers’ certificate (attaching the arithmetic computations to demonstrate compliance with clause (3)) and an opinion of counsel, in each case stating that the consolidation, merger or transfer and the supplemental indenture comply with this provision and that AGCO has complied with all conditions precedent relating to the transaction.

      Clause (3) above does not apply if the board of directors determines in good faith that the principal purpose of such transaction is to change the state of incorporation of AGCO as long as one of the purposes of changing the state of incorporation is not the evasion of the foregoing limitations.

Defeasance

      Defeasance and Discharge. Each indenture will provide that AGCO will be deemed to have paid and will be discharged from any and all obligations in respect of the debt securities on the 123rd day after the deposit referred to below. Upon such discharge, the provisions of the indenture will no longer be in effect with respect to the debt securities (except for, among other matters, certain obligations to register the transfer or exchange of the debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold monies for payment in trust) if, among other things:

(1) AGCO has deposited with the trustee, in trust, money or U.S. government obligations that through the payment of interest and principal in respect thereof will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the debt securities on the stated maturity of such payments in accordance with the terms of the indenture and the debt securities;

(2) AGCO has delivered to the trustee:

(A) either

(1) an opinion of counsel to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of AGCO’s exercise of its option under this “defeasance” provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred. The opinion of counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the closing date such that a ruling is no longer required; or

(2) a ruling directed to the trustee received from the Internal Revenue Service to the same effect as the aforementioned opinion of counsel; and

(B) an opinion of counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law;

(3) immediately after giving effect to such deposit on a pro forma basis, no event of default, or event that after the giving of notice or lapse of time or both would become an event of default, has occurred or is continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit. Such deposit may not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which AGCO or any of its subsidiaries is a party or by which AGCO or any of its subsidiaries is bound; and

(4) if at the time the debt securities are listed on a national securities exchange, AGCO has delivered to the trustee an opinion of counsel to the effect that the debt securities will not be delisted as a result of the deposit, defeasance and discharge.

      Defeasance of Certain Covenants and Certain Events of Default. Each indenture will further provide that the provisions of the indenture will no longer be in effect with respect to clause (3) under “Consolidation, Merger and Sale of Assets” and all the covenants described herein under “Covenants,” and clause (c) under “Events of Default” with respect to such clause (3) under “Consolidation, Merger and Sale of Assets,” clause (d) with respect to such covenants and clauses (e) and (f) under “Events of Default” shall be deemed not to be events of default, upon, among other things:

(1) the deposit with the trustee, in trust, of money or U.S. government obligations that through the payment of interest and principal in respect thereof will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the debt securities on the stated maturity of such payments in accordance with the terms of the indenture and the debt securities;

(2) the satisfaction of the provisions described in clauses (2)(B), (3), and (4) of the preceding paragraph; and

(3) the delivery by AGCO to the trustee of an opinion of counsel to the effect that, among other things, the holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and events of default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

Defeasance and Certain Other Events of Default.

      In the event:

(1) AGCO exercises its option to omit compliance with certain covenants and provisions of the indenture with respect to the debt securities as described in the immediately preceding paragraph; and

(2) the debt securities are declared due and payable because of the occurrence of an event of default that remains applicable;

the amount of money or U.S. government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting from such event of default. However, AGCO will remain liable for such payments.

Modification

      Modifications and amendments of an indenture may be made by AGCO and the trustee with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities. However, modifications or amendments regarding the following matters require the consent of each affected holder:

(1) to change the stated maturity of the principal of, or any installment of interest on, any debt security;

(2) to reduce the principal amount of, or premium, if any, or interest on, any debt security;

(3) to change the place or currency of payment of principal of, or premium, if any, or interest on, any debt security;

(4) to impair the right to institute suit for the enforcement of any payment on or after the stated maturity (or, in the case of a redemption, on or after the redemption date) of any debt security;

(5) to reduce the percentage of outstanding debt securities of any series the consent of whose holders is necessary to modify or amend the indenture;

(6) to modify the subordination provisions contained in any indenture in a manner adverse to the holders;

(7) to waive a default in the payment of principal of, premium, if any, or interest on the debt securities; or

(8) to reduce the percentage or aggregate principal amount of outstanding debt securities the consent of whose holders is necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults.

      We and the relevant trustee may modify or amend an indenture, without the consent of any holder of debt securities, for any of the following purposes:

(1) to evidence the succession of another person to us as obligor under the indenture;

(2) to add to the covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us in the indenture;

(3) to add events of default for the benefit of the holders of all or any series of debt securities;

(4) to add or change any provisions of an indenture to facilitate the issuance of, or to liberalize certain terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect;

(5) to add, change or eliminate any provisions of an indenture, provided that any such addition, change or elimination shall

(a) become effective only when there are no outstanding debt securities of any series created prior to the change or elimination which are entitled to the benefit of the applicable provision, or

(b) not apply to any outstanding debt securities created prior to the change or elimination;

(6) to secure the debt securities;

(7) to establish the form or terms of debt securities of any series;

(8) to provide for the acceptance or appointment of a successor trustee or facilitate the administration of the trusts under an indenture by more than one trustee;

(9) to cure any ambiguity, defect or inconsistency in an indenture;

(10) to close an indenture with respect to the authentication and delivery of additional series of debt securities or to qualify, or maintain qualification of, an indenture under the Trust Indenture Act;

(11) to supplement any of the provisions of an indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of the debt securities; or

(12) to make any provisions with respect to the exchange rights of the holders of any debt securities, including providing for the exchange of any debt securities into any of our securities or property;

provided that, in each case above, the action does not adversely affect the interests of the holders of the debt securities of any series issued under the indenture in any material respect.

No Personal Liability of Incorporators, Stockholders, Officers, Directors, or Employees

      Each indenture will provide that no recourse for the payment of the principal of, premium, if any, or interest on any of the debt securities or for any related claim and no recourse under or upon any obligation, covenant or agreement of AGCO in the indenture, or in any of the debt securities or because of the creation of any indebtedness represented thereby may be had against any incorporator, stockholder, officer, director, employee or controlling person of AGCO or of any successor person thereof. Each holder, by accepting the debt securities, waives and releases all such liability.

Concerning the Trustee

      The indentures provide that, except during the continuance of a default, the trustee will not be liable, except for the performance of such duties as are specifically set forth in such indenture. If an event of default has occurred and is continuing, the trustee will use the same degree of care and skill as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

      SunTrust Bank is one of a number of banks with which we maintain banking relationships in the ordinary course of business. Our banking relationship with SunTrust Bank includes, or may include, providing custodial services in connection with bond and stock portfolios, acting as our common stock registrar and transfer agent, serving as trustee under the indentures involving existing or future debt securities, and providing us with general banking services.

      Each indenture and provisions of the Trust Indenture Act contain limitations on the rights of the trustee, should it become a creditor of AGCO, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions; that if it acquires any conflicting interest, it must eliminate such conflict or resign.

PLAN OF DISTRIBUTION

      The following summary of our plan for distributing the securities offered under this prospectus will be supplemented by a description of our specific plan for each offering in the applicable prospectus supplement.

      We may sell the securities being offered hereby in any one or more of the following ways:

•	directly to investors;

•	to investors through agents;

•	to broker-dealers as principals;

•	through underwriting syndicates led by one or more managing underwriters as we may select from time to time;

•	through one or more underwriters acting alone; or

•	through or in connection with the settlement of hedging transactions.

      Distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

      The applicable prospectus supplement will set forth the terms of the offering of the securities, including the following:

•	the name or names of any underwriters or agents;

•	the purchase price and the proceeds we will receive from such sale;

•	any underwriting discounts, any commissions and any other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities of such series may be listed.

      If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices, determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the securities of a series if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

      Securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

      We may authorize agents or underwriters to solicit offers by certain types of institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The conditions to these contracts and the commissions payable for solicitation of such contracts will be set forth in the applicable prospectus supplement.

      Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make relating to such liabilities.

      Some or all of the offered securities, other than our common stock, will be a new issue or issues of securities with no established trading market. Any common stock offered by this prospectus will be listed on the New York Stock Exchange (or the then other principal trading market). Unless otherwise indicated in a prospectus supplement, we do not currently intend to list any offered debt securities on any securities exchange. No assurance can be given that the underwriters, dealers or agents, if any, involved in the sale of the offered securities will make a market in such offered securities. Whether or not any of the offered securities are listed on a national securities exchange or the underwriters, dealers or agents, if any, involved in the sale of the offered securities make a market in such offered securities, no assurance can be given as to the liquidity of the trading market for such offered securities.

      To facilitate an offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than have been sold to them by us. In addition, to cover such over-allotments or short positions, the persons may purchase in the open market or exercise the over-allotment option granted to such persons. In addition, such persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in any such offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities above independent market levels. The persons participating in any offering are not required to engage in these activities, and may end any of these activities at any time.

      Certain of the underwriters, dealers or agents and their associates may engage in transactions with, and perform services for, us and our subsidiaries and affiliates in the ordinary course of business for which they receive customary compensation.

LEGAL MATTERS

      The validity of the securities offered hereby will be passed upon for AGCO by Troutman Sanders LLP, Atlanta, Georgia. Certain legal matters may be passed upon for any underwriters or agents by Alston & Bird LLP, Atlanta, Georgia, or other counsel identified in the applicable prospectus supplement.

EXPERTS

      The consolidated financial statements and schedule of AGCO and its subsidiaries as of December 31, 2002, and for the year then ended, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing. Their audit report covering such consolidated financial statements refers to a change in the method of accounting for goodwill and other intangible assets. The audit report also refers to the audit of adjustments that were applied to the transitional disclosures required by Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, in the 2001 and 2000 consolidated financial statements and the audit of adjustments that were applied to the reclassification of losses on debt extinguishments from an extraordinary item to continuing operations as required by the adoption of SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections, in the 2001 consolidated financial statements.

      The consolidated financial statements and schedule of AGCO and its subsidiaries as of December 31, 2001, and for each of the two years in the period ended December 31, 2001, incorporated by reference herein, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report with respect thereto, incorporated by reference herein in reliance upon authority of said firm as experts in accounting and auditing in giving said reports. Their audit report covering the 2001 consolidated financial statements refers to a change in the method of accounting for derivative instruments and hedging activities.

      AGCO has not obtained a reissued report from Andersen and has been unable to obtain, after reasonable efforts, Andersen’s written consent to incorporate by reference Andersen’s reports on the financial statements. Under these circumstances, Rule 437a under the Securities Act of 1933 permits this prospectus to be filed without a written consent from Andersen. The absence of such written consent from Andersen may limit a securityholder’s ability to assert claims against Andersen under Section 11(a) of the Securities Act for any untrue statement of a material fact contained in the financial statements audited by Andersen or any omissions to state a material fact required to be stated in the financial statements.

      The combined financial statements of the Valtra Group as of December 31, 2001, June 30, 2002 and December 31, 2002, and for the years ended December 31, 2000 and 2001 and the period from January 1, 2002 to June 30, 2002 (predecessor) and from July 1, 2002 to December 31, 2002 (successor), have been incorporated by reference herein in reliance upon the report of KPMG Wideri Oy Ab, independent public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

PART II. INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

      The expenses to be paid in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, are as follows:

SEC registration fee	$56,630.00
Listing fee	$32,500.00
Trustees’ fees and expenses	$60,000.00
Printing and engraving costs	$75,000.00
Accounting fees and expenses	$100,000.00
Legal fees and expenses	$350,000.00
Blue sky fees and expenses	$1,500.00
Total	$675,630.00

All of the above items are estimates except the SEC registration fee. All of such estimated expenses will be borne by AGCO.

Item 15.	Indemnification of Directors and Officers

AGCO Corporation

      Section 145 of Title 8 of the Delaware Code gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. The same Section also gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Also, the Section states that, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

      Under Article XI of AGCO’s Amended and Restated Bylaws, AGCO shall indemnify, defend and hold harmless against all liability, loss and expenses (including attorneys’ fees reasonably incurred), to the full extent and under the circumstances permitted by the Delaware General Corporation Law in effect from time to time, any past, present or future director or officer of AGCO or a designated officer of an operating division of AGCO, made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer of AGCO or designated officer of an operating division of AGCO, or is or was an employee or agent of AGCO acting as a director, officer, employee or agent of another company or other enterprise in which the corporation owns, directly or indirectly, an equity or other interest or of which it may be a creditor.

      If a person indemnified under Article XI must retain an attorney directly, AGCO may, in its discretion, pay the expenses (including attorneys’ fees) incurred in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under Article XI or otherwise.

      This right of indemnification shall not be deemed exclusive of any other rights to which a person indemnified under Article XI may be entitled by Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, and shall continue as to a person who has ceased to be a director, officer, designated officer, employee or agent and shall inure to the benefit of the heirs, executors, administrators and other legal representatives of such person. It is not intended that the provisions of Article XI shall be applicable to, and they are not to be construed as granting indemnity with respect to, matters as to which indemnification would be in contravention of the laws of Delaware or of the United States of America whether as a matter of public policy or pursuant to statutory provision.

      The board of directors may also on behalf of AGCO grant indemnification to any individual other than a person indemnified under Article XI to such extent and in such manner as the board in its sole discretion may from time to time and at any time determine.

Item 16.	Exhibits

      The following is a list of all exhibits filed as part of this registration statement on Form S-3, including those exhibits incorporated in this registration statement by reference.

Exhibit
Number		Description of Exhibits

*1	.1	Form of Underwriting Agreement
*4	.1	Form of Indenture relating to the debt securities
*4	.2	Form of debt security
**4	.3	Form of specimen certificate of common stock
*5	.1	Opinion of Troutman Sanders LLP regarding the legality of the securities
*8	.1	Opinion of Troutman Sanders LLP regarding certain tax consequences
12.1		Computation of ratio of earnings to fixed charges
23.1		Consent of KPMG LLP
23.2		Notice Regarding Absence of Consent of Arthur Andersen LLP relating to the financial statements of AGCO Corporation
23.3		Consent of KPMG Wideri Oy Ab
*23	.4	Consent of Troutman Sanders LLP (included in Exhibit 5.1)
*23	.5	Consent of Troutman Sanders LLP (included in Exhibit 8.1)
**24	.1	Powers of Attorney
25.1		Form T-1 Statement of Eligibility and Qualification of Trustee

*	To be filed by an amendment to this registration statement or as an exhibit to a document to be incorporated by reference herein in connection with an offering of the offered securities.

**	Previously filed.

Item 17.     Undertakings

      (a) Undertaking related to Rule 415 offering:

      The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, S-8 or F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) Undertaking related to filings incorporating subsequent Securities Exchange Act of 1934 documents by reference:

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Undertaking related to acceleration of effectiveness:

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (d) Undertaking related to qualifications of trust indentures:

      The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act (the “Act”) in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Georgia, on the 14th day of January, 2004.

AGCO CORPORATION

By:	/s/ ROBERT J. RATLIFF*

Robert J. Ratliff
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on January 14, 2004 by the following persons in the capacities indicated.

Signature	Capacity

/s/ ROBERT J. RATLIFF* Robert J. Ratliff	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ ANDREW BECK Andrew Beck	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ W. WAYNE BOOKER* W. Wayne Booker	Director

/s/ HENRY J. CLAYCAMP* Henry J. Claycamp	Director

/s/ WOLFGANG DEML* Wolfgang Deml	Director

/s/ GERALD B. JOHANNESON* Gerald B. Johanneson	Director

/s/ ANTHONY D. LOEHNIS* Anthony D. Loehnis	Director

/s/ CURTIS E. MOLL* Curtis E. Moll	Director

Signature	Capacity

/s/ DAVID E. MOMOT* David E. Momot	Director

/s/ WOLFGANG SAUER* Wolfgang Sauer	Director

/s/ HENDRIKUS VISSER* Hendrikus Visser	Director

/s/ ANDREW BECK Andrew Beck *Pursuant to Power of Attorney